Exhibit 99

            RF Monolithics Reports Second Quarter Results

   Begins Restructuring and Provides Preliminary Guidance for Fiscal
                                 2008


    DALLAS--(BUSINESS WIRE)--March 22, 2007--RF Monolithics, Inc. (NASDAQ:RFMI) ("RFM" or the "Company") today reported sales for the second quarter ended February 28, 2007 of $12.3 million, down slightly from the $12.7 million reported in the second quarter of the prior year. The Company reported a net loss, calculated in accordance with generally accepted accounting principles ("GAAP"), of $4.0 million or $0.44 per diluted share compared to a GAAP net income of $140,000 or $0.02 per diluted share for the second quarter of the prior year. The Company also reported a non-GAAP net loss, which excludes intangible acquisition expenses, restructuring related asset impairment charges, and stock compensation expense, of $1.0 million, or $0.11 per share, for the second quarter 2007.

    The Company's sales during the first six months of fiscal 2007 were $28.2 million, an increase of 13% compared to $25.0 million for the prior year's first six months. For the six months ended February 28, 2007, GAAP net loss was $4.3 million or $0.48 per diluted share compared to GAAP net income of $91,000 or $0.01 per diluted share for the same period of the prior year. Non-GAAP net loss was $803,000, or $0.09 per share.

    President and CEO David M. Kirk, commented, "As we expected, sales were down approximately 20% from the previous quarter, due primarily to market conditions for components, particularly Filters and Frequency Control Modules, as well as normal seasonality. Despite this, our acquired companies continued sequential growth with a 7% quarter-over-quarter sales increase. As we announced last month, we are accelerating the restructuring plan for our components business which is expected to result in net savings of over $5 million in our fiscal 2008. The impact on the quarter, however, was $2.4 million in non-cash asset impairments which negatively affected gross profit margin and operating expenses. Our gross profit margin on a GAAP basis was 21.3%. However, without the inventory charges gross profit margin would have been 31%, which reflects the improvements we expected from our acquired wireless solutions businesses. Our operating expenses were $6.4 million, including $1.2 million in asset impairments. Without this charge, our operating expense would have been slightly lower than the previous quarter. Our GAAP loss was $4 million, but that included approximately $3 million in one-time or non-cash expenses that we exclude from our non-GAAP net income.

    "We feel this was a pivotal quarter for us, as we accelerate our transition from being primarily a components company to a wireless solutions provider. We feel we have established a very solid foundation for our future wireless solutions growth. We have a strong strategic plan in place and are gaining confidence in our transition to wireless solutions. As a result, we are expanding our performance guidance from our typical one quarter out, and providing information on what we expect for the remainder of this year and for our fiscal year 2008."

    Outlook for 2007

    The Company expects to resume sequential sales growth in Q3 of fiscal 2007, with an estimated sales increase in the range of 5% to 10% range. Gross margins are anticipated to rebound to the 32% to 34% range on increased sales volume. The GAAP loss is expected to improve sequentially to approximately $0.16 to $0.21 per share. The non-GAAP loss is expected to be approximately $0.05 to $0.10 per share. RFM expects to record an additional $300,000 of one-time cash severance charges related to our restructuring efforts in Q3.

    The Company expects sequential growth to continue into Q4 of fiscal 2007, based on continued momentum in the Wireless Solutions Group. As the Company's restructuring plan is expected to start generating some cost savings in Q4 2007, RFM expects GAAP loss to continue to improve to approximately $0.09 to $0.16 per share and non-GAAP earnings to approach breakeven. For fiscal year 2007 overall, RFM anticipates sales in the range of $54 million to $56 million, with a GAAP loss per share in the range of $0.73 to $0.85 and non-GAAP loss per share in the range of $0.10 to $0.22.

    Outlook for 2008

    "Clearly, fiscal 2007 is a major transition year for RFM," stated Mr. Kirk. "As we are implementing our announced restructuring plan to dramatically improve profitability, we are simultaneously increasing our focus and investment in our Wireless Solutions Group. Our Wireless Solutions Group now contributes about fifty percent of our sales, and carries significantly higher gross margins and growth potential for the Company. Subsequent to the quarter end, we announced completion of a major strategic alliance, with MACTEC Engineering and Consulting, Inc. which we believe will leverage our opportunities in the industrial marketplace. Looking forward, we are excited about the growth opportunities for RFM, into fiscal 2008 and beyond, as we further penetrate what we expect to be a multi billion dollar Machine-to-Machine ("M2M") market.

    "To allow investor visibility into our transition plans, the Company has decided to provide preliminary guidance for its fiscal year 2008, ending August 31, 2008. The Company anticipates continued growth for the Wireless Solutions Group, resulting in total expected sales of approximately $60 million for fiscal year 2008. We expect our Wireless Solutions Group growth to be approximately 25% to 30% in fiscal 2008, as we further penetrate the M2M market, with our Aleier software, Cirronet modules, and Virtual Wire radios and RFICs. Wireless solutions would then represent approximately 60% of our total business. Our Wireless Solutions Group growth expectation is consistent with market forecasts from Harbor Research, which project that the market for M2M devices will grow at a compounded annual growth rate of 27% through 2011."

    Given the anticipated sales mix shift toward higher gross margin products in the Wireless Solutions Group, coupled with the full benefit from our restructuring efforts, the Company anticipates that gross margins for fiscal year 2008 will increase to the 42% to 45% range. This reflects the benefits from our restructuring efforts with cost savings of approximately $5 million annually. GAAP operating expenses are expected to be in the range of $23 million to $24 million. The resulting GAAP EPS should be in the range of $0.15 to $0.25, with non-GAAP EPS in the range of $0.40 to $0.50, based on estimated shares outstanding of 10.2 million.

    Company Highlights:

    -- Subsequent to quarter end, Aleier, Inc., a wholly-owned subsidiary of RFM, reported a strategic alliance with MACTEC Engineering and Consulting, Inc. to offer integrated enterprise asset management and engineered management systems solutions with M2M technology to the industrial facilities management market.

    -- RFM's Aleier and Cirronet companies continued to report sequential sales improvement.

    -- Operating cash flow for the quarter was a positive $800,000, primarily due to a reduction in inventory of $600K in physical quantities. We expect that operating cash flow will continue to be positive for the rest of the fiscal year, particularly in the next quarter because of planned inventory reductions. Looking forward to 2008, operating cash flow should increase beyond current levels as the cost savings from our restructuring program are realized.

    -- At our fiscal year 2006 annual shareholders meeting in January, all the Company's proposals put before the shareholders were approved.

Product Mix for current and comparative quarter sales were:

   Wireless Solutions Group  Q2 FY07       Q1 FY07       Q2 FY06

-- Aleier/Cirronet Brands    $3.4 Million  $3.1 Million  $ 0.0 Million
-- RFM Brands
   (Virtual Wire(TM)/RFIC)   $2.7 Million  $4.1 Million  $ 3.6 Million

        Subtotal             $6.1 Million  $7.2 Million  $ 3.6 Million

   Wireless Components Group

-- Low-power Components      $1.9 Million  $2.5 Million  $ 3.1 Million
-- Filter Products           $3.7 Million  $4.4 Million  $ 4.8 Million
-- Frequency Control Modules $ .6 Million  $1.7 Million  $ 1.2 Million

        Subtotal             $6.2 Million  $8.6 Million  $ 9.1 Million

        Total Sales         $12.3 Million $15.8 Million $ 12.7 Million

Market Diversification for current and comparative quarter sales were:

                             Q2 FY07*      Q1 FY07*      Q2 FY06*
-- Automotive                25%           21%           26%
-- Consumer                  13%           19%           29%
-- Industrial                36%           33%           23%
-- Telecom                   11%           14%           14%
-- Other                     15%**         13%**         8%**

Geographic Diversification for current and comparative quarter sales were:

                             Q2 FY07       Q1 FY07       Q2 FY06
-- North America             61%           54%           49%
-- Europe                    14%           16%           14%
-- Asia and the rest of
   the world                 25%           30%           37%

    *Distribution sales are recognized upon shipment. Allocation of distribution sales is estimated based upon point-of-sales information provided by the distributors.

    **Other includes government and medical applications and those sales through distribution that are not considered material for tracking by application by our distributors.

    Non-GAAP Financial Measures

    The Company has disclosed net income and earnings per share (EPS) on a GAAP basis and non-GAAP basis. We believe that non-GAAP financial measures provide useful supplemental information to investors, offer a better understanding of results of operations as seen through the eyes of management and facilitate financial comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses or unusual items that may obscure trends in our underlying performance. We use these non-GAAP financial measures internally to make strategic decisions, forecast future results and evaluate our financial performance. These non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net loss or loss per share in accordance with GAAP. Reconciliation of reported net loss and reported loss per share to non-GAAP net income or loss and non-GAAP income or loss per share respectively are included at the end of this news release.

    About RFM:

    RF Monolithics, Inc., headquartered in Dallas, Texas, is enabling the next generation of wireless applications with a solutions-driven, technology-enabled approach to wireless connectivity. RFM offers a broad range of low-power wireless solutions - from comprehensive industrial wireless sensor networks to high-performance enterprise asset management software - extending the internet to communicate with billions of unconnected machines. RFM was named to M2M Magazine's "2007 M2M 100," a list of the most important and influential machine-to-machine technology providers. For more information on RF Monolithics, Inc., please visit the Company's website at http://www.rfm.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the "Company" or "we") involve risks and uncertainties. Statements containing terms such as "believe", "expect", "plan", "estimate", "anticipate", "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results, and benefits of our acquisitions. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the ability to integrate acquisitions and alliances as planned, the highly competitive market in which we operate, rapid changes in technologies that may displace products and services sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in acceptance of our products, and changes in our level of sales or profitability. as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2006. We do not assume any obligation to update any information contained in this release.

    Management Conference Call:

    RFM will host a Conference Call, open to the public, today at 5:00 p.m. ET. The public will have the opportunity to listen to the Conference Call over the Internet or by dialing toll-free 1-866-752-1354, ask to be connected to the RF Monolithics Management Conference Call. Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-800-642-1687. This replay will be active from 7:00 p.m. ET March 22 through April 22, 2007.

    Internet Access:

    RFM at http://www.rfm.com. Click the drop-down menu under "Company" and select the "Investor Relations" section and then click on "WebCast Live". You may also access the Conference Call at http://thomsonfinancial.com.


                         RF Monolithics, Inc.
     Condensed Consolidated Statements of Operations - Unaudited
               (In Thousands, Except Per Share Amounts)

                                 Three Months Ended  Six Months Ended
                                    February 28,       February 28,
                                   2007     2006      2007     2006
                                 --------- -------- --------- --------


Sales                             $12,348  $12,693   $28,151  $24,989
Cost of sales                       9,713    8,906    19,939   17,884
                                 --------- -------- --------- --------
   Gross profit                     2,635    3,787     8,212    7,105
                                 --------- -------- --------- --------

Research and development            1,938    1,131     3,757    2,307
Sales and marketing                 1,868    1,632     4,040    3,124
General and administrative          1,068      810     2,238    1,560
Restructuring                       1,201        0     1,437        0

Acquisition Related Amort.            361        0       722        0
                                 --------- -------- --------- --------
  Operating expenses                6,436    3,573    12,194    6,991
                                 --------- -------- --------- --------
  Income (loss) from operations    (3,801)     214    (3,982)     114
Other income expense, net            (175)     (69)     (328)     (17)
                                 --------- -------- --------- --------
  Income (loss) before income
   taxes                           (3,976)     145    (4,310)      97
Income tax expense                     13        5        14        6
                                 --------- -------- --------- --------
  Net income (loss)              ($ 3,989)    $140  ($ 4,324)     $91
                                 ========= ======== ========= ========
Earnings per share:
  Basic                           ( $0.44)   $0.02  ($ 0..48)   $0.01
                                 ========= ======== ========= ========
  Diluted                         ($ 0.44)   $0.02   ($ 0.48)   $0.01
                                 ========= ======== ========= ========
Weighted average common
  Shares outstanding:
  Basic                             9,001    7,981     8,918    7,965
                                 ========= ======== ========= ========
  Diluted                           9,001    8,381     8,918    8,314
                                 ========= ======== ========= ========


                         RF Monolithics, Inc.
      Reconciliation of GAAP to Non-GAAP Net Income - Unaudited
               (In Thousands, Except Per Share Amounts)

                                 Three Months Ended  Six Months Ended

                                     February 28,       February 28,
                                     2007    2006       2007    2006
                                    -------- ------    -------- ------

GAAP net income (loss)              ($3,989)  $140     ($4,324)   $91

Add Back Expenses:

Asset Impairments:
   Inventory (Cost of Sales)          1,198      0       1,198      0
   Fixed Assets (Operating
    Expense)                          1,201      0       1,201      0
                                    -------- ------    -------- ------
     Subtotal Asset Impairments       2,399      0       2,399      0

Amortization of Acquisition
 Intangible Assets                      456      0         912      0

Stock Compensation Expense              115    194         210    367

                                    -------- ------    -------- ------
Subtotal Adjustments                  2,970    194       3,521    367

                                    -------- ------    -------- ------
Non-GAAP Net Income (loss)          ($1,019)  $334       ($803)  $458
                                    ======== ======    ======== ======

Non-GAAP Earnings (loss) per
 share:
   Basic                             ($0.11) $0.04      ($0.09) $0.06
   Diluted                           ($0.11) $0.04      ($0.09) $0.06

Weighted average common shares
 outstanding
   Basic                              9,001  7,981       8,918  7,965
   Diluted                            9,001  8,381       8,918  8,314


                         RF Monolithics, Inc.
          Condensed Consolidated Balance Sheets - Unaudited
                            (In Thousands)

                                        February 28,       August 31,
                                            2007              2006
                                        -------------     ------------
ASSETS
Cash and cash equivalents                     $2,337           $5,847
Accounts receivable-net                        8,030            7,669
Inventories-net                               10,432            9,118
Other current assets                             450              447
                                        -------------     ------------
  Total current assets                        21,249           23,081
Property and equipment-net                     4,828            6,275
Goodwill                                       8,984                0
Acquisition intangible assets, net            10,857                0
Other assets-net                               1,059            1,044
                                        -------------     ------------
  Total                                      $46,977          $30,400
                                        =============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
          Current liabilities                $10,313           $5,513
Other liabilities                              6,145              111
                                        -------------     ------------
  Total liabilities                           16,458            5,624
Stockholders' equity                          30,519           24,776
                                        -------------     ------------
  Total                                      $46,977          $30,400
                                        =============     ============

    CONTACT: PR Financial Marketing, LLC
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com
             or
             RF Monolithics, Inc.
             Carol Bivings, 972-448-3767, Director IR bivings@rfm.com